Exhibit 10.9





                                                        June 14, 2006


Katherine M. Sheehan


          Re: SPECIAL TRANSITION AGREEMENT

Dear Katherine M. Sheehan:

          This Special Transition Agreement (the "Special Transition Agreement") is being entered into in connection with and as a condition to the Agreement and Plan of Merger by and among INTERMAGNETICS GENERAL CORPORATION, ("IGC"), Philips Holding USA, Inc., and Jumbo Acquisition Corp., dated [14], 2006 (the "MERGER AGREEMENT"). This Special Transition Agreement shall become effective on the date the merger becomes effective under the Merger Agreement (the "EFFECTIVE DATE") and (b) end at the close of business on the earlier of (1) the end of the Compensation Period set forth in your Employment Agreement with Philips Electronics North America Corporation, a Delaware corporation (the "COMPANY") dated June [14], 2006 (the "EMPLOYMENT AGREEMENT"), or (2) the effective date of early termination of your employment. Once effective, this Special Transition Agreement amends the Restricted Stock Unit Award Agreement dated March 14, 2005 between you and IGC (the "RSU AGREEMENT").

          However, if the Merger Agreement or your employment with IGC terminates for any reason before the merger occurs, all of the provisions of this Special Transition Agreement will terminate and there will be no liability of any kind under this Special Transition Agreement. You agree to remain employed by IGC until the consummation of the merger contemplated in the Merger Agreement. References in this Special Transition Agreement to "YOUR EMPLOYMENT" are to your employment under the Employment Agreement.

1.   Amendment of the RSU Agreement.

          In consideration of entering into and receiving the additional payments and benefits provided in the Employment Agreement, including, but not limited to the Cash Performance Bonus (to which you would not otherwise be entitled without entering into this Special Transition Agreement), and as an inducement to Philips to enter into the Merger Agreement, effective immediately prior to the Effective Time as defined in the Merger Agreement,

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the RSU Agreement shall be, and hereby is amended to provide for termination of
18,182 restricted stock units that when multiplied by the Per Share Merger Consideration (as defined in the Merger Agreement), shall equal $500,005 (the "TRANSITION AMOUNT").

2.   Payout of Transition Amount.

          At the end of the Compensation Period, or if your employment is terminated by the Company without Cause, by you for Good Reason or as a result of your death or physical or mental disability (as defined in the Employment Agreement), before the end of the Compensation Period stated in the Employment Agreement, then, subject to your execution and delivery of the Company's then standard severance agreement applicable to similarly situated executives which will contain reasonable and customary provisions, including, without limitation, general releases, and non-competition, non-solicitation, non-disparagement, confidentiality and conflict of interest provisions substantially similar to those set forth in the WORKING TOGETHER BOOK and EMPLOYEE ETHICS AND INTELLECTUAL PROPERTY AGREEMENT attached hereto (modified to reflect the terms of the Employment Agreement), the Company will provide you with the Transition Amount. This Transition Amount shall be payable in a cash lump sum within 30 days of the end of the Compensation Period or, if earlier and if applicable, your termination date.

          The Transition Amount shall not be paid if the Company terminates your employment for Cause or you cease to be an employee of the Company as a result of your voluntary resignation for any reason other than Good Reason or your death or physical or mental disability, occurring prior to the end of the Compensation Period.

3.   Definitions.

     For purposes of this Special Transition Agreement only:

     1. "CAUSE" shall mean that the Executive:

          a. willfully engages in fraud, illegal conduct or gross misconduct which causes material financial or reputational harm to the Company;

          b. is convicted of a felony or pleads guilty or NOLO CONTENDERE to a felony; or

          c.   materially misappropriates the Company's funds or property.

          For purposes of this provision, no act or omission on the part of the Executive shall be considered "WILLFUL" unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.

     2. "GOOD REASON" shall mean, without Executive's express written consent, the occurrence of any of the following events:

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          a.   a reduction of Executive's rate of Salary or target Cash
               Performance Bonus (as each such term is defined or such opportunity is set forth in the Employment Agreement);

          b. any requirement by the Company that Executive's office be relocated more than 25 miles outside of the New York's Tri-City Capital District;

          c. any assignment by the Company to material duties that are not substantially related to the MRI business or related products or services of the Company that are materially different from the duties specified in the Employment Agreement; or

          d.   any material breach of the Employment Agreement by the Company.

          Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of written notice thereof given by Executive. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment for Good Reason within thirty (30) days following Executive's knowledge of an event constituting Good Reason, or such event shall not constitute Good Reason under this Special Transition Agreement. Executive expressly acknowledges and agrees that this definition of "Good Reason" shall not apply to, and shall have no effect on any benefits provided in, the Employment Agreement.

4.   Incorporation by Reference

         Sections 7 and 9 (except for the last sentence of Section 9) of the Employment Agreement shall apply to this Special Transition Agreement as if fully set forth herein, to the extent applicable.

5.   Acknowledgement.

          YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT YOU ARE FULLY AWARE OF THIS SPECIAL TRANSITION AGREEMENT'S LEGAL EFFECT, AND THAT YOU HAVE ENTERED INTO THIS SPECIAL TRANSITION AGREEMENT FREELY BASED ON YOUR OWN JUDGMENT AND NOT ON ANY REPRESENTATION OR PROMISES OTHER THAN THOSE CONTAINED IN THIS SPECIAL TRANSITION AGREEMENT.

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                                        [Philips Electronics North America
                                        Corporation]


                                        By: /s/ Michael L. Manning
                                            ---------------------------------
                                        Name:   Michael L. Manning
                                        Title:  Attorney-in-Fact


Accepted and Agreed
as of the date hereof

/s/ Katherine M. Sheehan
------------------------
Katherine M. Sheehan

          (Signature Page to Katherine M. Sheehan Transition Agreement)

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